cashflows

INCOME QUARTERLY CONSOLIDATED STATEMENTS (CHGAAP)
(Millions of Ch$ as of September 30, 2007)
	Jan-Sep	IQ	IIQ	IIIQ	IVQ	Jan-Sep	IQ	IIQ	IIIQ	IVT	Var.%
	2006	2006	2006	2006	2006	2007	2007	2007	2007		IIIQ07/IIIQ06	2007/2006
OPERATING REVENUES
CONSOLIDATED BALANCE SHEET
COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS PERIOD ENDED AS OF SEPTEMBER 30, 2007 VS. 2006
Figures in Million of Constant Ch$ as of September 30, 2007

2007	2006

Última actualización 26/10/2007
Por Telefonica Chile